Exhibit 99.2
TransEnterix, Inc. 2019 Q3 Script – November 12, 2019
[Operator Instructions] Good afternoon and welcome to the TransEnterix Third Quarter 2019 Business Update conference call. As a reminder, today’s call is being webcast live and recorded.
I would now like to introduce your host, Mr. Mark Klausner of Westwicke. Please go ahead sir.
SLIDE 2 (Speakers on Today’s Call)
Mark Klausner
Thanks Operator. Good afternoon everyone and thank you for joining us on today’s call. On the call with me today are Paul LaViolette, Chairman of the Board of Directions, Anthony Fernando, President and Chief Executive Officer, and Joe Slattery, Executive Vice President and Chief Financial Officer.
As a reminder, this call is being webcast live and recorded, and we will be referencing a slide presentation in conjunction with our remarks. Because there is a short delay between the live telephone audio and the presentation being shown on the webcast, for the best experience, use either the webcast for both the audio and video content or if you dialed in on the telephone download the slides from our website and advance them yourself. To access the webcast, please visit the Events section of the IR section of our website transenterix.com and a replay of the event will be available following the call.
SLIDE 3 (Forward Looking Statements)
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2018 filed on February 27, 2019 and the Form 10-Q for the quarter ended September 30, 2019 expected to be filed today and the other filings we make with the SEC.
During this call, we will also present certain non-GAAP financial information related to adjusted net loss and adjusted earnings per share. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results.
Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors, and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release which can be found in the Investor Relations section of our website.
It is now my pleasure to introduce TransEnterix’s Chairman of the Board of Directors, Paul LaViolette.
Paul LaViolette
SLIDE 4
Thanks Mark. I am joining the call today to discuss our recent CEO transition and share the Board’s perspective on the Company.

•
I’d like to begin by thanking Todd Pope for his 10+ years as President and CEO of TransEnterix. Under his guidance, we acquired and advanced the Senhance System, received multiple regulatory approvals and clearances, including US FDA and Japan clearances, and commercially launched in key markets around the world.

•	Todd helped build a very solid foundation from which we will continue to grow the business.

•	As Anthony will share with you in a minute, despite our slower than anticipated commercial ramp and the need for additional capital, the company has never been in a better place operationally.

○	We have regulatory clearances in three key geographies

○	The Senhance system is performing consistently well for surgeons supporting strong clinical outcomes. And

○	We have an increasing number of “foundational” sites performing a significant and growing number of surgeries with multiple surgeons across multiple specialties. And,

○	We have continued to expand the indications for use of the Senhance, to add high value instruments and have a line of sight to adding augmented intelligence features to the Senhance system in 2020

•
While many of you may not have met Anthony, the Board and I have had significant exposure to him since he joined the Company. He is an exceptional individual, has been instrumental in many of our most significant achievements and we are continually impressed by his leadership and management skills.

•	Prior to joining TransEnterix, Anthony had over 15 years of experience driving global business growth through innovation at Stryker, Becton Dickinson and Varian.

•	Since he has been here, he has had great success in driving our operational execution including:

○	The creation of our vision for digital laparoscopy

○	The advancement of the Senhance platform and instrument portfolio

○	Expanding our regulatory clearances in multiple markets around the world

○	Leading the acquisition of assets from MST, which will enable augmented intelligence capabilities on the Senhance, and

○	He has been intimately involved in our early commercial success in Asia.

•	I speak for the entire board in sharing our complete confidence in Anthony’s ability to lead the Company forward.

•	Before I turn the call over to Anthony, I would like to comment on two other topics:

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First, our previously announced exploration of strategic and financing alternatives to maximize shareholder value: This process is ongoing and the CEO transition will not impact those activities. We do not intend to provide further updates until there is something to announce.

•
Second, our CFO transition. As we previously announced, Joe Slattery is retiring effective December 31st. We are engaged in a search process for Joe’s replacement and would hope to have this new executive on board prior to Joe’s departure.

•	With that, it’s my pleasure to introduce Anthony Fernando, President and Chief Executive Officer of Transenterix.
Anthony Fernando
SLIDE 5
Thanks Paul
SLIDE 6 (Agenda)

•	I am excited to accept the role of President and CEO and am enthusiastic about leading TransEnterix going forward.

•
While I believe that we have put many of the pieces in place to deliver on the promise of digital laparoscopy with the Senhance, I recognize that we have more work to do on this front, and am mindful of the near-term challenges that lie ahead of us as we seek to drive market acceptance of our platform.

•	After Joe provides a financial update, I will share my assessment of where we stand as a company as well as our plans for the future.

•	I would note that given the substantial volume of our commentary today we will not be taking Q&A at the conclusion of the remarks.

•	With that, I would like to hand the call over to Joe. Joe?
Joseph Slattery
SLIDE 7 (3Q19 Financial Review)
Thanks, Anthony. For the three months ended September 30, 2019, the company reported revenue of $2.0 million as compared to revenue of $5.4 million in the three months ended September 30, 2018. The company sold one system in Taiwan in the third quarter of 2019, as compared to four systems in the prior-year period.
Revenue related to system sales totaled $1.3 million in the third quarter, as compared to $4.3 million in the prior year period. Instruments and accessories revenue in the third quarter was $373,000, as compared to $867,000 in the prior year period. Services revenue increased to $374,000 in the third quarter, as compared to $237,000 for the comparable prior-year period.
Gross margin for the second quarter was negative 70% due to fixed and variable costs in excess of revenues, driven by overall low sales relative to our manufacturing and distribution costs and overhead.
R&D expenses in the quarter increased to approximately $5.9 million as compared to the prior-year period at $4.8 million due primarily to increased personnel and supplies costs. Sales and marketing expenses in the quarter increased to $6.9 million from $5.8 million in the prior-year period due primarily to increased personnel and travel related costs. General and administrative expenses in the quarter increased to approximately $5.9 million from approximately $3.7 million in the prior-year period, due primarily to increased headcount and consulting services.
We also wrote down our intangible assets, due to the decline in our market cap, resulting in an $86.9 million non-cash charge during the quarter.
GAAP net loss for the quarter was $97.8 million or $0.43 per share compared to a GAAP net loss of $20.2 million or $0.10 per share in the prior-year period. For the three months ended September 30, 2019, adjusted net loss was $20.6 million or $0.09 per share as compared to an adjusted net loss of $12.7 million or $0.06 per share in the three months ended September 30, 2018, after adjusting for acquisition-related costs and the gain/loss on the sale of the SurgiBot assets, as well as non-cash charges for the change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, and goodwill and intangible assets impairment. Adjusted net loss is a non-GAAP financial measure that we believe allows a clearer picture of period-over-period comparisons. A reconciliation of GAAP to non-GAAP financial measures is included in today’s press release and available on our website.
During the quarter, we raised $18.8 million in gross proceeds through a firm commitment offering of stock, and also raised $5.1 million in gross proceeds from our at-the-market offering facility.
On October 15, 2019, we amended the AutoLap Sale Agreement and received the first $3 million payment at that time. As provided for under the agreement, we also received an irrevocable letter of credit for $13 million and we expect to receive these funds in the coming days. The final payment of $1 million is due on December 15, 2019.
Cash on hand as of September 30 was $22.1 million. We estimate that our existing cash, together with the proceeds from the AutoLap product sale transaction, will support the business into early-2020.
As part of the previously discussed strategic alternatives, we recently undertook the following actions:
First, we implemented a restructuring plan to reduce overall cash burn. These efforts resulted in a reduction in force of 39 employees, or 18%, of total global headcount. These reductions in force were primarily focused in our field sales organizations, as we are shifting our investments toward more market development activities, which Anthony will expand on later in the call.
We also paid off our debt last week, totalling $16.4 million, in order to simplify our balance sheet and provide additional flexibility as we continue to explore strategic and financial alternatives.
Finally, we announced plans for a reverse stock split, which we believe will position us better both in front of customers as well as increase the attractiveness of our stock to institutional investors. The proposed reverse stock split is planned to be submitted to stockholders for approval at a Special Meeting of Stockholders anticipated to be held on December 11, 2019, to authorize the Board of Directors to effect a reverse stock split of the Company’s common stock.
Now I'll turn the call back over to Anthony.
Anthony Fernando
SLIDE 8 (Business Update Transition)

•	Thanks Joe.

•	Stepping into the role of CEO, after having been a part of the company for a number of years, I have a very good understanding of the business and a vision for what we can be going forward.

•
My prior experience here at TransEnterix has allowed me to objectively diagnose the situation and immediately take action to address our current challenges and implement changes in commercial strategy that I believe will set us up for success.

SLIDE 9 (Business Update Framework)

•	Turning to Slide 9

•	I would like to present these views as follows:

○	First, what we know about Senhance and its capabilities as well as the market and the commercial landscape

○	Second, what we have learned over the last few years about our commercialization strategy, our product offering, and global market dynamics

○	And third, what do we still need to do to be successful, and our plans to execute on these initiatives.
SLIDE 10 (What we Know: Product - Competitive Landscape)

•	Starting with what we know.
SLIDE 11 (What we Know: Product - Competitive Landscape)

•	Turning to Slide 11

•
At the highest level, we are the only company with a strategy that is focused exclusively on converting laparoscopic surgery to robotics. To execute on this strategy, our system was designed to maintain the benefits of laparoscopy, provide a robotic experience that is naturally comfortable to laparoscopists, and enhance the laparoscopic surgical experience through enabling technologies unique to our platform. This combination of strategy and product offering allows us to target hospitals, surgeons, and procedures that are not economically viable for other robotic approaches, either on the market today or in development.

•
Our instruments are based on maintaining and advancing minimally invasive standards - they are 5mm and 3mm in diameter, and they are fully reusable. This allows us to convert laparoscopy to robotic surgery without increasing incision size, and doing so at a procedure cost that is comparable to laparoscopy. These economics open up a large number of procedures to robotic assistance and will help expand the market. This is a critical part of the Senhance value proposition and, to the best of our knowledge, no other company is approaching the market in this way.

•
Our system is controlled by the surgeon using the same hand movements they utilize in laparoscopy. This provides an opportunity for a very short learning curve. Our system also provides the surgeon with haptic feedback, which they are accustomed to experiencing in laparoscopic surgery. No other robotic company’s architecture offers these solutions.

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And, we bring to laparoscopists important improvements in their surgical experience - image and instrumentation stability and control that can only be achieved through advanced robotics, and an ergonomic experience that can improve surgeon quality of life and patient care. We also have a vision for where we can take our technology to continue to enhance the surgical experience that we call “digital laparoscopy.”

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Together with many industry experts, we believe that the majority of surgery in the coming decade will have some form of robotic assistance. In order for this to be realized, differentiated technologies will have to be adopted to address the broad array of needs across surgeons, procedures, and care settings. Therefore, we believe that our focus on laparoscopy, and Senhance’s capability to address and enhance the demands of laparoscopists, positions us uniquely to participate in the continuing market expansion of robotic surgery.

•
We also know how challenging it is to develop a robotics platform that can perform surgery safely and reproducibly, and to navigate the global regulatory landscape. With no other company focused on digitizing laparoscopy, and with our regulatory clearances behind us, as well as our meaningful clinical experience, we believe that we have a strong head start to realize this potential.

SLIDE 12 (WHAT WE KNOW: LAPAROSCOPIC MARKET IS LARGE WITH LIMITED ROBOTIC PENETRATION TODAY)

•
Turning to slide 12, while the current robotic market is relatively large and has been growing nicely, it has been primarily focused on converting open surgeries to robotics. The laparoscopic market is sizeable and yet has limited robotic penetration. This penetration has been limited primarily by high procedure costs, longer procedure times, and the requirement to use larger instruments than traditional laparoscopy. We believe that Senhance uniquely addresses all these challenges. As a result, we have the ability to materially expand the number of robotic assisted procedures by capturing a share of laparoscopic procedures that current robotic offerings cannot economically serve.

SLIDE 13 (WHAT WE KNOW:SENHANCE DEMONSTRATING STRONG CLINICAL PERFORMANCE ACROSS THE GLOBE )

•	Turning to slide 13

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On the left, you can see that we have performed thousands of procedures, with a strong uptick thus far in 2019. In fact, we performed about 30% more procedures in the first 10 months of 2019 than in 2017 and 2018 combined.

•	And, on the right, you can see that the Senhance is demonstrating broad applicability across multiple surgical specialties, including general surgery, gynecology and urology.

•	This deep clinical experience across a wide variety of surgical specialties shows that the Senhance has the potential to convert traditional laparoscopic procedures to digital laparoscopy.

SLIDE 14 (WHAT WE KNOW: SENHANCE VALUE DEMONSTRATED IN MULTIPLE CUSTOMER SETTINGS)

•	Turning to slide 14

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To conclude the topic of “what we know,” we know that there is a strong value proposition for Senhance that is validated by several customer sites that are conducting surgery at high monthly rates. These customers also demonstrate the diversity of the system, with numerous surgeons representing several surgical specialties. We refer to these seven sites as “Foundational” because they clearly demonstrate our value proposition - with Senhance, customers can achieve high procedure volume by engaging many surgeons and specialties within the hospital, and do so economically.

•
Importantly, almost half of these customers began performing surgery with the Senhance this year. From this, we also know that we are capable of implementing a Senhance program that allows our customers to ramp up procedure volume quickly, which speaks to the ease of training, versatility of our platform, and short learning curve.

•
I would also point out that these seven customer sites represent under 30% of our active installed base. While we are very pleased with the performance of these sites, the fact that they represent a modest percentage of our installed base has impacted our commercial adoption, which I will discuss when I talk about our learnings and action plans going forward.

SLIDE 15 (What we Have Learned: Transition)
Turning to Slide 15, I would like to discuss “what we have learned.” Based on our significant market opportunity, the increasing evidence that Senhance is performing well in surgery, and our unique value proposition to hospitals, it is a fair question to ask - why have we not converted this seemingly strong position into more commercial sales and growing revenues? Here is my assessment.
SLIDE 16 (What we Have Learned: Commercialization / Product / Market Dynamics)

•	Turning to Slide 16

•	First, we focused a significant amount of our resources on a high-cost capital sales force prematurely.

○
Based on our emphasis on delivering a rapid sales ramp, we moved too quickly to launch the system, without a typical pre-commercial limited market release phase that includes controlling the use of the system to a small number of users to gain feedback, make improvements, build awareness and demonstrate a strong value proposition.

○
So we learned these lessons in the market, with customers who paid for a system that was not 100% ready for prime time. Some of these learning curve challenges created negative dynamics in the market that we had to react to rather than address up-front.

○	Many of these early challenges required minor software updates, which we have been able to implement and we now have a system that, from a performance standpoint, is ready for prime time.

•	Second, launching without a full complement of instruments presented a barrier to early adoption

○	In particular, the lack of advanced energy was a major limitation to system acceptance. We have addressed this by launching our advanced energy instrument early this year.

○
We also spoke of our capability to allow hospitals to use third party vision systems of their choice, but it wasn’t until earlier this year that we were able to provide compatibility with most of the market-leading vision systems now on the market.

○
While a significant number of procedures can be done without articulating devices, the lack of articulation has also occasionally created a barrier to sales. As I will discuss shortly, we have a pathway to adding articulation in Europe in 2020 and in the US after regulatory clearance.

•
Third, as a result of our focus on prioritizing sales growth over building a user base that helps us demonstrate a strong value proposition, a meaningful portion of our installed base is not realizing the full potential of what Senhance has to offer. While these sites are satisfied with their purchase, we can’t currently leverage them to tell a story that compels others to follow. Without consistently successful surgical experiences across the majority of our installed base, our sales team lacked the support of an enthusiastic user base and publications to bolster their selling efforts.

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The final point I’ll make on this topic is that, although we have made strong progress on many fronts in 2019 thus far, our sales effectiveness was significantly hampered by our financial condition and the optics of our stock price. The growth in sales that we had expected in the back half of this year has not materialized primarily due to these concerns. As you heard from Paul and Joe’s remarks, we are undertaking a number of steps to address these concerns.

SLIDE 17 (What we Still Need to Do: Transition)

•
Now that we have established where we are and what we have learned, I’m going to discuss “what we still need to do” to put these lessons to work and drive results to create value for shareholders. There are three areas of emphasis that I will be speaking about, Market Development, Clinical validation and portfolio expansion.

SLIDE 18 (What we Still Need to Do: (Market Development)

•	Turning to Slide 18, the first area of emphasis is market development.

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One of the most important areas of focus for us in the near term is to create more proof points in the marketplace to increase the visibility of the success that our customers are having with the Senhance.

○
First, we need to focus on evolving our existing emerging sites into foundational sites by increasing the consistent utilization of the system, increasing the number of surgeons using the system, and expanding into additional specialties

○	Second, we need to implement new Senhance Programs at strategic sites in each of our focus regions - the US, Europe and Japan

○	Third, we need to increase the number of surgeons who will speak about their positive experience with Senhance and formalize our speaker program

○	Lastly, we will drive expanded clinical data and speaker programs on the use of the technology through multiple channels & peer to peer events
SLIDE 19 (What we Still Need to Do: Clinical Utilization)

•	Turning to Slide 19, the second area of emphasis is the development of clinical evidence.

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While we have seen many of the Senhance value propositions become reality in the field, especially at our foundational sites, it is critical that we continue to expand real-world evidence of our ability to support these beliefs.

○
One of our key value propositions, driven by our reusable instrument strategy, is the ability to maintain procedure costs that are similar to laparoscopy and therefore significantly lower than other robotics platforms. We have current users collecting this data and would expect this to be published in the coming months, while we work with additional users to continue to expand the evidence of our low procedure cost

○
We also have seen existing customers implement Senhance programs while maintaining OR efficiency - particularly in terms of case times and learning curves. We expect to continue to expand the amount of published data around this topic going forward

○
Laparoscopic surgeons are also deeply concerned about physical and cognitive fatigue, both in terms of the impact it can have on surgical performance as well as in the quality of life and longevity of the surgeons career.

○
Finally, we already know that reducing incision sizes improves clinical outcomes, and with our robotically-enabled 3 mm instruments, we are in a strong position to build clinical data that demonstrates that the use of 3mm instruments on the Senhance will improve clinical outcomes.

○
All of these themes align extremely well with the challenges that hospitals are facing today, and by deliberately collecting evidence on these fronts, we will increase our ability to grow sales in the future.

SLIDE 20 (What we Still Need to Do: Portfolio Expansion)

•	Turning to Slide 20

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The last area of emphasis to discuss today should be familiar to those of you who have followed the company. Today, we have a robotic platform with market-leading technologies such as haptic feedback, eye tracking camera control and 3 mm instruments, to name a few. We must continue to innovate by expanding our instrument offerings, procedure indications, and offering differentiated technologies.

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The limited launch of our 5mm articulating instruments in Europe is ongoing and, once complete, we expect to launch these instruments in Europe, and subsequently work toward regulatory approvals in our other key geographies.

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We also have ongoing programs to expand our regulatory indications, ranging from data gathering in general surgery and bariatrics to expand FDA labeling, as well as obtaining a CE Mark for pediatric use of the Senhance.

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Finally, we have been discussing our initiatives in digitizing surgery for about a year, and the surgeon enthusiasm for these technologies is very strong. We have been demonstrating pre-production units of this additional market-leading technology, and continue to expect to submit this with the FDA in the coming months. This regulatory timeline should position us for a launch of these technologies in the US in mid-2020, which should be timed very nicely to align with significant progress on our clinical utilization and data gathering efforts.

SLIDE 21

•	On Slide 21, Let me quickly wrap up before I shift to discuss the progress you should expect to see from us in 2020.

•	In terms of what we know,

○	Although much of it was not visible outside of the company, we made significant progress in 2019 that has positioned us well for 2020.

○	The Senhance system is being used at multiple sites where surgeons are routinely performing good surgery consistently.

○
We are starting to see evidence in the market that Senhance’s unique value proposition can be a complementary addition to a hospital’s robotics program, allowing them to continue to bring robotics to more patients with a responsible economic approach.

•	We have learned that we need to refine our approach to the market and ensure that we have put the pieces in place to make reinvesting in our commercial infrastructure prudent.

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As a result, our key areas of focus in 2020 will be on market development activities, expanding the clinical and economic evidence supporting Senhance and adding important new features, such as augmented intelligence and scene cognition to the system and expanding our indications for use. While we will continue to sell commercial systems, as Joe noted, we have shifted resources away from our commercial infrastructure in favor of a smaller, more targeted sales force and focused the remainder of our resources on achieving these goals.

SLIDE 22 (Transition to Outline and Expectations)

•	So, what should you expect to see from us by the end of 2020?
SLIDE 23 (Outlook and Expectations)

•	Moving to Slide 23

•	We expect to make significant progress in 2020 as we continue to build out our leadership in the Digital Laparoscopy category.

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We will expand the number of sites using Senhance. To do this, we will prioritize adding new customers that meet specific criteria and support our strategic objectives over near term revenue recognition. In parallel, we will be working to convert “emerging” sites into “foundational” sites -- those that are on a rate to perform 100+ cases annually with multiple surgeons or specialties.

•	By adding new sites and growing cases at existing sites, we expect to double the number of clinical cases.

•	We intend to increase the number of surgeon advocates to help cascade our key messages through a broad array of impactful peer to peer Senhance events.

•	On the clinical front we expect that we will generate meaningful evidence that supports each of our key value propositions.

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In terms of portfolio expansion, we expect to have launched the scene cognition and augmented intelligence module by mid-2020. In addition, we expect to achieve general surgery and bariatric indications in the US to match what we have in the EU and expect that we will also get a pediatric indication in the EU.

•	In summary, by the end of next year, we believe that we will have put the foundational pieces in place to support prudently reinvesting to expand our commercial infrastructure.
SLIDE 24 (Closing Remarks)

•	Thank you all for taking the time to join us today.

•	I hope we have conveyed to you the progress we have made in 2019, the strong foundation we have built and what we need to do in 2020 to position ourselves for commercial success.

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While I am enthusiastic about the unique position the Senhance system has in the market, and the opportunity we have in front of us, I am mindful of the work we have to do and our need to raise the capital necessary for us to execute on this vision.

•	As we go forward, we intend to increase the cadence of our public communication and share our progress along this journey.

•	I will assure you that I, along with the other members of the TransEnterix team, are committed to achieving our goals.

•	Thank you again for joining us and for your support of TransEnterix.

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